Exhibit 99.1


            Ingles Markets, Incorporated Reports Increased Sales and
                   Income for Fourth Quarter and Fiscal 2006



    ASHEVILLE, N.C.--(BUSINESS WIRE)--Dec. 4, 2006--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the fourth quarter and fiscal year ended September 30, 2006. This was Ingles' 42nd consecutive year of sales growth. 2006 net income is the highest in Company's history.

    For the 2006 year, net income increased 60.3% to a record $42.6 million, driven by a 14.9% increase in sales to a record $2.61 billion compared with fiscal 2005 results. For the Company's fourth fiscal quarter of 2006, net income rose 22.6% to $11.5 million as a result of a 22.4% increase in net sales to $723.0 million compared with the same period in fiscal 2005. Ingles operates on a 52 or 53 week fiscal year ending the last Saturday in September. Fiscal year 2006 included 53 weeks, compared with 52 weeks for fiscal 2005. The fourth quarter of fiscal 2006 included 14 weeks compared with 13 weeks for the fourth quarter of fiscal 2005.

    Commenting on the results, Robert P. Ingle, chief executive officer, said, "Ingles' excellent results reflect the success of programs we've been working on for a number of quarters to drive sales and keep expenses down. Sales increased in every department during 2006. We've expanded our product offerings and are building new stores that allow our customers to get what they need with one stop to their neighborhood Ingles store."

    Fourth Quarter Results

    Net sales increased 22.4% to $723.0 million for the quarter ended September 30, 2006 compared with $590.7 million for the comparable quarter in fiscal 2005. Sales increased in every department. Adjusted for the additional week in the fiscal 2006 quarter, net sales increased 14.2% and grocery segment comparable store sales growth was 5.9%. Both average weekly customer visits and the average purchase amount both increased over the comparative fourth quarters.

    Excluding gasoline sales, fourth quarter sales increased 16.8% or $93.8 million compared to the fourth quarter of fiscal 2005. Gasoline gallons sold increased by 98% and the average price per gallon increased approximately 10% compared with the fourth quarter of 2005. At year-end 2006, Ingles operated 36 fuel centers compared with 26 at year-end 2005.

    Gross profit for the fourth quarter of fiscal 2006 increased 14.1% to $181.0 million, an increase of $22.4 million compared to the fourth quarter of fiscal 2005. Gross profit as a percentage of sales was 25.0% for the fourth quarter of fiscal 2006 compared to 26.8% for the fourth quarter of fiscal 2005. Excluding lower margin gasoline sales and adjusting for additional vendor income recognized in the fourth quarter of 2005 resulting from the correction of a computer error, gross profit as a percentage of sales was 27.2% in the fourth quarter of 2006 compared with 27.7% for the fourth quarter of fiscal 2005. The percentage decrease was due primarily to the effect of lower overall margins in the pharmacy department, promotional activities and product cost increases.

    Operating expenses increased 10.0% for the fourth quarter of fiscal 2006 over the fourth quarter of fiscal 2005, but decreased as a percentage of sales to 20.3% for the fiscal 2006 quarter compared to 22.6% for the fiscal 2005 quarter. Most of this percentage decrease is attributable to leveraging more sales over our cost structure, including our labor costs. Wherever possible, increases in controllable expenses were focused in those areas that directly impact sales, such as advertising and store maintenance. Increases in utilities, plastic supplies and bank charges for debit/credit card processes were less controllable, but increased at a rate lower than sales growth.

    Net rental income decreased $0.8 million in the fourth fiscal 2006 quarter compared to the 2005 fourth fiscal quarter. The decline is attributable to higher vacancy rates in 2006 and a more selective process regarding complimentary tenants.

    Other expenses totaled $4.0 million for the fourth quarter of fiscal 2006 compared with other income of $0.8 million for the fourth quarter of fiscal 2005. During the fourth quarter of fiscal 2006, Ingles recognized approximately $4.5 million of expense related to shopping center and store assets taken out of service in conjunction with the Company's store relocation, closing and remodeling activities.

    Net income for the September 2006 quarter totaled $11.5 million, 22.6% higher than net income of $9.4 million for the September 2005 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.49 and $0.47 per share, respectively, for the September 2006 quarter compared with $0.40 and $0.39 per share, respectively, for the September 2005 quarter.

    Annual Results

    Net sales increased 14.9% to $2.61 billion for the fiscal year ended September 30, 2006 from $2.27 billion for the fiscal year ended September 24, 2005. Excluding gasoline sales, sales increased $231.5 million or 10.7% for the fiscal year ended September 30, 2006. Adjusted for the additional week in fiscal 2006, net sales increased 12.8% compared with fiscal 2005.

    Sales increased in every department in fiscal 2006. During 2006, Ingles added ten fuel centers, including those added at new or replacement stores. Other growth areas reflect customer trends towards more meal replacement items and increased interest in fresh products. Year over year, both average weekly customer visits and average purchase amount increased. This trend is consistent with the Company's strategy of enabling customers to shop at Ingles and consolidate their shopping at a single store.

    Grocery segment comparable store sales increased 11.6%, or $252.7 million from fiscal 2005. Fuel price inflation of approximately 23% and a 67% increase in total gallons sold increased gasoline department sales. Excluding gasoline sales, comparable store sales increased 7.9%, or $164.7 million for the fiscal year ended September 30, 2006. During fiscal 2006, Ingles opened one new store, closed one older store and completed three replacement stores. Retail square footage increased 1.2% to 9.6 million square feet at September 30, 2006 compared with 9.5 million square feet at September 24, 2005.

    Gross profit for the fiscal year ended September 30, 2006 increased $66.5 million, or 11.4%, to $652.2 million, or 25.0% of sales, compared with $585.7 million, or 25.8% of sales, for the fiscal year ended September 24, 2005.

    The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit margin was lower for fiscal 2006 primarily due to higher sales growth in the gasoline and pharmacy departments. These departments generally have lower gross margins. Excluding gasoline sales, grocery segment gross profit margin was 27.0% for both fiscal year 2006 and fiscal year 2005. In general, these margins remained level due to a change in product mix.

    Operating and administrative expenses increased $36.4 million, or 7.3%, to $536.6 million for the year ended September 30, 2006, from $500.2 million for the year ended September 24, 2005. As a percentage of sales, operating and administrative expenses decreased to 20.6% for the fiscal year ended September 30, 2006, compared with 22.0% for the fiscal year ended September 24, 2005. The improved leverage was due primarily to the higher sales base in 2006. Costs for labor, utilities and supplies (both of which are influenced by market energy costs), costs to maintain store appearances to Company standards, and bank interchange fees for processing debit and credit card transactions increased at a slower rate than the growth in sales dollars.

    Net rental income decreased $1.2 million to $5.0 million for the 2006 fiscal year from $6.2 million for the 2005 fiscal year due to higher vacancy rates and a more selective process regarding complimentary tenants.

    Other expenses totaled $2.7 million for fiscal 2006 compared with other income of $2.1 million for fiscal 2005. During the fourth quarter of fiscal 2006, Ingles recognized approximately $4.5 million of expense related to shopping center and store assets demolished or taken out of service in conjunction with the Company's store relocation, closing and remodeling activities. There were no significant real estate sales in fiscal years 2006 or 2005.

    Interest expense decreased $1.1 million for the year ended September 30, 2006 to $49.8 million from $50.9 million for the year ended September 24, 2005, due primarily to the repayment of $16.2 million of principal debt during fiscal year 2006. Total debt at September 30, 2006 was $556.3 million compared with $569.4 million at September 24, 2005.

    Net income increased $16.0 million, or 60.3% for the fiscal year ended September 30, 2006, to $42.6 million, from $26.6 million for the fiscal year ended September 24, 2005. Basic and diluted earnings per share for Class A Common Stock were $1.82 and $1.74 for the fiscal year ended September 30, 2006 compared with $1.15 and $1.10, respectively, for the fiscal year ended September 24, 2005.

    Capital expenditures totaled $94.3 million and $59.9 million for fiscal years 2006 and 2005, respectively. During fiscal 2006, Ingles opened one new store, closed one store, completed three replacement or remodeled stores and purchased land parcels for future development. During Ingles' capital expenditure plans for fiscal 2007 include investments of approximately $100 million. The Company plans to open four new or replacement stores, remodel four stores and add fuel stations at 15 existing stores. The Company expects this increased level of annual capital expenditures will continue for the foreseeable future.

    Shortly after year end, Ingles renewed its $135 million line of credit facilities with five banks. At September 30, 2006, $3.9 million was outstanding under these lines. Total borrowing availability under these lines, after deducting amounts outstanding and letters of credit, totaled $114.5 million at September 30, 2006.

    During the fiscal year ended September 30, 2006, closing prices for Ingles' publicly traded Class A common stock ranged from $15.01 to $27.07 per share. During November 2006, the Class A common stock reached an all time high closing price of $30.22 per share. The Class A common stock pays dividends of $0.66 per share annually.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2006 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 18 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.



                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                         Financial Highlights
                             (Unaudited)

                             Quarter Ended           Year Ended
                         --------------------- -----------------------
                          Sept. 30,  Sept. 24,  Sept. 30,   Sept. 24,
                            2006       2005       2006        2005
                         ----------- --------- ----------- -----------

Net sales                  $722,978  $590,743  $2,612,233  $2,273,941
Gross profit                180,957   158,596     652,194     585,699
Operating and
 administrative expenses    146,986   133,563     536,614     500,217
Rental income, net              964     1,773       4,980       6,162
Income from operations       34,935    26,806     120,560      91,644
Other (expense) income,
 net                         (3,961)      824      (2,696)      2,147
Interest expense             13,046    12,371      49,783      50,921
Income taxes                  6,399     5,853      25,499      16,300
Net income                  $11,529    $9,406     $42,582     $26,570

Basic earnings per common
 share - Class A              $0.49     $0.40       $1.82       $1.15
Basic earnings per common
 share - Class B              $0.45     $0.37       $1.66       $1.05
Diluted earnings per
 common share - Class A       $0.47     $0.39       $1.74       $1.10
Diluted earnings per
 common share - Class B       $0.45     $0.37       $1.66       $1.05

Additional selected
 information:
Depreciation and
 amortization expense       $15,550   $14,428     $59,930     $56,992
Rent expense                 $4,291    $6,804     $20,889     $27,385

                      Condensed Consolidated Balance Sheets

                          Sept. 30,             Sept. 24,
                            2006                  2005
                         -----------           -----------
ASSETS
  Cash and cash
   equivalents              $17,540               $50,626
  Receivables-net            43,594                39,079
  Inventories               215,369               204,113
  Other current assets        9,315                10,639
  Property and equipment-
   net                      771,628               744,163
  Other assets               17,528                17,385
                         -----------           -----------
TOTAL ASSETS             $1,074,974            $1,066,005
                         ===========           ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Short-term loans and
   current maturities of
   long-term debt           $33,666               $16,413
  Accounts payable,
   accrued expenses and
   current portion of
   other long-term
   liabilities              185,195               184,462
  Deferred income taxes      22,673                31,246
  Long-term debt            522,649               553,015
  Other long-term
   liabilities                6,118                 4,020
                         -----------           -----------
     Total Liabilities      770,301               789,156
  Stockholders' equity      304,673               276,849
                         -----------           -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY   $1,074,974            $1,066,005
                         ===========           ===========


    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, 828-669-2941 (Ext. 223)
             Chief Financial Officer